Exhibit 99.1

FOR RELEASE:  July 17, 2008

CONTACT:	Craig Wanichek
Director of Corporate Communications
Monaco Coach Corporation
(541) 681-8029

Monaco Coach Corporation Announces Relocation of Wakarusa and Elkhart Production

Second Quarter 2008 Financial Results Conference Call to be Held July 30, 2008

COBURG, OREGON – July 17, 2008 – Monaco Coach Corporation announced today that it will relocate all service and production operations in Wakarusa, Elkhart and Nappanee, Indiana and permanently cease operations at those locations.  The shutdown is presently scheduled for approximately September 17, 2008.

Production of the majority of motorized units currently manufactured in these locations will be relocated to the Monaco’s Coburg, Oregon operations.  Production of two of the models will be relocated to the Warsaw, Indiana manufacturing location.  The towable production line will also be integrated into Monaco’s Warsaw location.

“We have implemented several successful initiatives over the past 18 months in an effort to size our business to match declining market demand.  However, market conditions have continued to deteriorate, and we do not see significant improvements occurring in the near future.  Therefore, the Company finds it necessary to take further action by implementing a significant capacity reduction,” said Kay Toolson, Chairman and CEO.  “We deeply regret the impact that shutting down these operations will have on our employees and their families as well as the communities in which they live and work.”

The Class A market is in its fourth year of declining shipments.  The Recreational Vehicle Association reported 32,900 Class A shipments in 2007, down 29% from 46,300 shipments reported in 2004.  As a result of record high fuel prices, declining consumer confidence and challenging consumer credit markets, Class A shipments have continued to weaken in 2008, down an additional 40% from 2007.

Approximately 1,400 hourly and salaried employees will be impacted by the move, or 33% of the Company’s total workforce.  Monaco Coach Corporation will still maintain a significant presence in the Northern Indiana area with approximately 700 employees at its Warsaw, Milford and Goshen operations.

“We feel this action, while painful, will enable us to continue to provide world-class products and best-in-the-industry customer care,” said John Nepute, President.  “Both the Coburg and Warsaw manufacturing facilities have experience building these types of models.”

Nepute added, “Over the last several quarters, in order to align production with retail demand we have reduced production by taking days and weeks off.  The closure of these production facilities in Indiana will decrease our Class A motorized capacity from approximately 180 units per week to 90 and should allow the Company to begin working full-time at the remaining plants in the fourth quarter.   The new manufacturing footprint should also allow us to reduce the need for discounting at lower sales volumes.”

“This change will also reduce our working capital requirements and borrowing requirements significantly,” said Nepute.  “Additionally, we will continue to adjust other areas in our business to reduce our break-even level.”

The moves, once completed, are expected to reduce costs by over $12 million per quarter.  One-time costs associated with the move will be approximately $7.5 million in the third quarter, including employee compensation expenses. The Company has created a compensation package for its employees who continue to work through the shutdown and relocation assistance for any employees moving to Oregon.

The Company is evaluating the impairment charges that will be taken due to the idling of the Indiana facilities, which have a current book value of $47.9 million

Monaco Coach Corporation will host a conference call broadcast live over the Internet at 2:00 p.m. Eastern Standard Time (EST) on Wednesday, July 30, 2008 to discuss the financial results for its second quarter of fiscal year 2008, ended June 28, 2008.  For the conference call, simply log on to http://www.monaco-online.com. The call will also be archived on the web site.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. The Company maintains RV service centers in Harrisburg, Oregon, Elkhart, Indiana and Wildwood, Florida and operates motorhome-only resorts in California, Florida, Nevada and Michigan.

Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding anticipated plant capacity , ability to reduce discounting, potential savings and expenses per quarter, one-time costs associated with the move, reduction of working capital needs, reduction of borrowings, reduction of break-even level and the ability to obtain a bank waiver or new credit agreement are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including larger than projected transition costs, less than anticipated manufacturing gains, slower than expected sales of new and existing products, inability to conclude bank negotiations successfully,  a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2007, and the 2007 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

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